NEWS RELEASE
FOR IMMEDIATE RELEASE

Contact: Jim Ryan
(704) 869-4621
jim.ryan@curtisswright.com

CURTISS-WRIGHT ANNOUNCES $400 MILLION INCREASE IN SHARE REPURCHASE AUTHORIZATION AND 14% DIVIDEND INCREASE TO $0.24 PER SHARE FOR COMMON STOCK

DAVIDSON, N.C. – May 14, 2025 -- Curtiss-Wright Corporation (NYSE: CW) today announced that the Board of Directors has authorized an additional $400 million for future share repurchases, increasing the total available authorization to $534 million, and declared a 14% increase in the quarterly dividend to twenty-four cents ($0.24) per share, payable July 7, 2025 to stockholders of record as of June 16, 2025.

“Under our disciplined capital allocation strategy, we believe in providing consistent returns to our shareholders through ongoing share repurchases and are committed to steadily increasing our dividend in alignment with our long-term sales growth” said Lynn M. Bamford, Chair and CEO of Curtiss-Wright Corporation. “These recent increases reflect our Board of Directors’ continued confidence in the Company's efficient capital structure and our ability to consistently deliver solid free cash flow. Overall, we remain dedicated to pursuing strategic acquisitions as an accelerator to organic growth, targeting operational investments with the highest returns, and returning capital to our shareholders to drive long-term shareholder value.”

Since early 2021, the Company has returned in excess of $700 million via share repurchase activities. For 2025, the Company expects to minimally repurchase $66 million in shares via ongoing 10b5-1 programs, which is anticipated to offset potential dilution from compensation plans.

About Curtiss-Wright Corporation

Curtiss-Wright Corporation (NYSE: CW) is a global integrated business that provides highly engineered products, solutions and services mainly to Aerospace & Defense markets, as well as critical technologies in demanding Commercial Power, Process and Industrial markets. We leverage a workforce of approximately 8,900 highly skilled employees who develop, design and build what we believe are the best engineered solutions to the markets we serve. Building on the heritage of Glenn Curtiss and the Wright brothers, Curtiss-Wright has a long tradition of providing innovative solutions through trusted customer relationships. For more information, visit www.curtisswright.com.